Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES CLOSING OF ASSET SALE BY AFFILIATED COMPANY

San Antonio, Texas (April 15, 2015) – EnerJex Resources, Inc. (NYSE MKT: ENRJ) (NYSE MKT: ENRJ.PR) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the Rocky Mountain and Mid-Continent regions of the United States, announced today that Oakridge Energy, Inc. (“Oakridge”) has completed the sale of its La Plata County, Colorado real estate at a sales price that is expected to generate for EnerJex a cash distribution of approximately $1.75 million within the next 60 to 90 days.

Oakridge has announced plans to distribute the after-tax net proceeds from the sale, within the next 60 to 90 days, to its shareholders of record as of April 9, 2015. As of the record date for that distibution, EnerJex owned approximately 15.9% of Oakridge's issued and outstanding shares. Following this sale, Oakridge continues to own certain other assets including oil and natural gas properties located in Texas.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am pleased to report this news and would like to point out to our shareholders that no value is currently attributed to this asset in the Company’s borrowing base under its senior credit facility. The expected proceeds from this distribution equate to approximately 10% of our market capitalization based on current shares outstanding and yesterday’s closing share price.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. (NYSE MKT: ENRJ) (NYSE MKT: ENRJ.PR) is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the Rocky Mountain and Mid-Continent regions of the United States. The Company owns oil and gas leases covering nearly 100,000 acres in multiple prolific hydrocarbon basins located in Colorado, Kansas, Nebraska, and Texas.

EnerJex's producing assets are characterized by long-lived reserves with low production decline rates, and the Company has identified more than 500 drilling locations within its existing properties. Through its large acreage footprint in the Denver-Julesburg ("DJ") Basin, EnerJex also has exposure to emerging oil resource plays including the horizontal Niobrara and Codell plays in Weld County, Colorado. The Company's management team has more than 100 years of combined experience in the oil and gas exploration and production industry, including geology, engineering, operations, and finance. EnerJex's headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | www.enerjex.com

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | www.enerjex.com